EXHIBIT 21

List Of Subsidiaries

Optimal Robotics, Inc., a Delaware corporation
Optimal Services Group Inc., a Canadian corporation
Optimal Payments Inc., a Canadian corporation
4295382 Canada Inc. (formerly FireCash Ltd.), a Canadian corporation
LFPD California Corp., a Delaware corporation
Optimal Payments Holdings Limited, an English corporation
Optimal Payments Limited, an English corporation
Optimal Payments Corp., a Delaware corporation
Micro Tempus Corporation, a Delaware corporation
3507637 Canada Inc., a Canadian corporation
Micro Tempus GmbH, a German corporation
Online Processing Limited, an Israeli corporation

FireOne Group plc, an Irish corporation

OG Processing Services Holdings, an Irish corporation

4287258 Canada Inc., a Canadian corporation

FPA Processing Services Inc., a New Brunswick corporation

FirePay Ltd., a Bermuda corporation